EXHIBIT 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On January 12, 2007, Oakley, Inc. (Oakley), through its wholly-owned subsidiary, Merlita Acquisition Corporation (Merlita), completed the acquisition of the significant assets of Eye Safety Systems, Inc. (ESS) pursuant to the terms of an Asset Purchase Agreement dated November 21, 2006 (Asset Purchase Agreement) by and among Oakley, Merlita, ESS, the stockholders of ESS and John D. Dondero as the stockholders’ representative (the Acquisition). Pursuant to the Asset Purchase Agreement, Oakley acquired ESS’s assets for $110 million cash, subject to certain indemnities and post-closing adjustments.
The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Oakley and ESS after giving effect to the Acquisition using the purchase method of accounting. The unaudited pro forma condensed combined balance sheet presents the combined financial position of Oakley and ESS as if the Acquisition had occurred on December 31, 2006. The unaudited pro forma condensed combined income statement for the year ended December 31, 2006 gives effect to the Acquisition as if it had occurred on January 1, 2006. Oakley’s historical data was derived from its consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2006. ESS’ historical data was derived from its audited financial statements as of and for the year ended December 31, 2006.
The allocation of the purchase price is based upon preliminary estimates of the fair value of assets acquired and liabilities assumed in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” Under the purchase method of accounting, the total estimated purchase price is allocated to the net assets acquired based on their estimated fair values as of the acquisition date. The purchase price allocation presented herein is preliminary, and subject to future revision upon the completion of Oakley’s valuation of the acquired assets, including valuation reports from independent third parties.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or consolidated results of operations of Oakley that would have been reported had the Acquisition occurred on the dates indicated, nor does it represent a forecast of the consolidated financial position of Oakley at any future date or the consolidated results of operations for any future period. Furthermore, no effect has been given in the unaudited pro forma condensed combined income statement for any synergistic benefits or cost savings that may be realized through the combination of Oakley and ESS or any costs that may be incurred in integrating ESS into Oakley’s business. The unaudited pro forma condensed combined financial information should be read in conjunction with Oakley’s historical financial statements and related notes and management’s discussion and analysis of financial condition and results of operations which are included in Oakley’s Annual Report on Form 10-K for the year ended December 31, 2006, and the historical financial statements and related notes of ESS included in this Form 8-K/A.

Oakley, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2006
(in thousands)

			Pro Forma
	Historical	Historical	Adjustments		Pro Forma
	Oakley	ESS	(Note 2)		Combined
ASSETS
Current Assets
Cash and cash equivalents	$31,313	$748	$(114,000)	A	$30,061
			112,000	B
Accounts receivable, net	109,168	3,298	—		112,466
Inventories	155,377	946	—		156,323
Other receivables	6,375	275	—		6,650
Deferred income taxes	17,933	—	—		17,933
Prepaid expenses and other current assets	13,947	152	—		14,099

Total current assets	334,113	5,419	(2,000)		337,532

Property and equipment, net	177,400	786	—		178,186
Deposits	2,799	—	—		2,799
Goodwill	64,652	—	45,275	C	109,927
Intangible assets	52,302	99	63,630	C	116,031
Other assets	2,568	—	—		2,568

Total assets	$633,834	$6,304	$106,905		$747,043

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Lines of credit	$38,116	$—	$112,000	B	$150,116
Accounts payable	45,955	1,116	—		47,071
Accrued expenses and other current liabilities	57,244	5,521	(5,428)	D	57,337
Accrued warranty	3,153	—	—		3,153
Income taxes payable	1,167	—	—		1,167
Current portion of long-term debt	8,732	775	(775)	D	8,732

Total current liabilities	154,367	7,412	105,797		267,576

Deferred income taxes	17,457	—	—		17,457

Other long-term liabilities	3,119	—	—		3,119

Total liabilities	174,943	7,412	105,797		288,152

Shareholders’ Equity
Common stock	690	1	(1)	E	690
Additional paid-in capital	41,711	2,739	(2,739)	E	41,711
Retained earnings (accumulated deficit)	405,120	(3,848)	3,848	E	405,120
Accumulated other comprehensive income	11,370	—	—		11,370

Total shareholders’ equity	458,891	(1,108)	1,108		458,891

Total liabilities and shareholders’ equity	$633,834	$6,304	$106,905		$747,043

See accompanying notes to unaudited pro forma financial information.

Oakley, Inc.
Unaudited Pro Forma Condensed Combined Income Statement
Year Ended December 31, 2006
(in thousands, except per share data)

			Pro Forma
	Historical	Historical	Adjustments		Pro Forma
	Oakley	ESS	(Note 2)		Combined
Net sales	$761,865	$43,664	$—		$805,529
Cost of goods sold	349,114	19,392	—		368,506

Gross profit	412,751	24,272	—		437,023

Operating expenses:
Research and development	22,911	2,966	—		25,877
Selling	205,880	3,286	—		209,166
Shipping and warehousing	20,190	—	—		20,190
General and administrative	93,934	9,907	5,603	F	109,444

Total operating expenses	342,915	16,159	5,603		364,677

Operating income	69,836	8,113	(5,603)		72,346

Interest expense (income), net	1,457	(143)	6,563	G	7,877

Income before provision for income taxes	68,379	8,256	(12,166)		64,469
Provision for income taxes	23,591	—	(1,349)	H	22,242

Net income	$44,788	$8,256	$(10,817)		$42,227

Basic net income per common share	$0.65				$0.62

Basic weighted-average common shares	68,421				68,421

Diluted net income per common share	$0.65				$0.61

Diluted weighted-average common shares	69,043				69,043

See accompanying notes to unaudited pro forma financial information.

Oakley, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information
Note 1—Basis of Presentation
On January 12, 2007, Oakley, Inc. (Oakley), through its wholly-owned subsidiary, Merlita Acquisition Corporation (Merlita), completed the acquisition of the significant assets of Eye Safety Systems, Inc. (ESS) pursuant to the terms of an Asset Purchase Agreement dated November 21, 2006 (Asset Purchase Agreement) by and among Oakley, Merlita, ESS, the stockholders of ESS and John D. Dondero as the stockholders’ representative (the Acquisition). Pursuant to the Asset Purchase Agreement, Oakley acquired ESS’s assets for $110 million cash, subject to certain indemnities and post-closing adjustments.
Oakley paid the purchase price and transaction costs using available cash reserves and borrowing of $112.0 million under its existing $246.5 million multicurrency revolving credit facility (the Credit Agreement). The amounts borrowed under the Credit Agreement to fund the Acquisition bear interest at a variable rate based upon LIBOR plus a specified margin (effectively 5.86% as of March 14, 2007).
The total estimated purchase consideration consisted of the following (in thousands):

Cash consideration	$110,000
Direct transaction costs	4,000

Total estimated purchase consideration	$114,000

The allocation of the purchase price is based upon preliminary estimates of the fair value of assets acquired and liabilities assumed in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” Under the purchase method of accounting, the total estimated purchase price is allocated to the net assets acquired based on their estimated fair values as of the acquisition date. The purchase price allocation presented herein is preliminary, and subject to future revision upon the completion of Oakley’s valuation of the acquired assets, including valuation reports from independent third parties.
Note 2—Pro Forma Adjustments
A.	To record the payment of the estimated purchase consideration, including direct transaction costs.

B.	To reflect borrowings by Oakley of $112.0 million under the Credit Agreement to provide funds for payment of the estimated purchase consideration.

C.	To record the estimated fair values of identified intangible assets acquired.

Current assets	$5,419
Property and equipment	786
Other assets	99
Liabilities assumed	(1,209)

Net tangible assets	5,095
Identified intangible assets	63,630
Goodwill	45,275

Total preliminary purchase consideration	$114,000

Goodwill represents the excess of the preliminary purchase consideration over the net assets acquired, including identified intangible assets.

D.	To reflect liabilities of ESS not assumed by Oakley under the terms of the Asset Purchase Agreement including accrued bonuses payable, accrued consultant fees, related party note payable and an accrued stockholder bonus.

E.	To eliminate ESS’s shareholders’ equity and accumulated deficit.

F.	To record estimated amortization of identified intangible assets. Estimated amortization is based on the following preliminary fair values of acquired intangible assets, amortized on a straight-line basis with no residual values (dollars in thousands):

		Weighted-Average	Estimated
	Preliminary	Useful Life	First Year
	Amount	(in years)	Amortization
Trademarks	$7,700	10.0	$770
Patented technology	9,600	7.0	1,371
Customer relationships	43,030	17.0	2,802
Covenant not to compete	3,300	5.0	660

	$63,630		$5,603

G.	To record estimated interest expense on borrowings under the Credit Agreement. Borrowings under the Credit Agreement bear interest at a variable rate based upon LIBOR plus a specified margin (effectively 5.86% as of March 14, 2007). An increase of 125 basis points in the interest rate applicable to such borrowings would reduce pro forma income before provision for income taxes by $140,000.

H.	ESS has elected to be treated as an “S corporation” under Subchapter S of the Internal Revenue Code of 1986 and comparable state laws. Consequently, ESS has not recorded any provision or liability for U.S. Federal or state income taxes in its historical financial statements. Had the Acquisition been completed as of January 1, 2006, the income of ESS for the year ended December 31, 2006 would have been included in Oakley’s consolidated income tax returns and subject to income taxes. The pro forma adjustment includes the estimated additional tax that would have been incurred on the historical income of ESS, as well as the tax effect of the pro forma adjustments, in each case estimated based on Oakley’s 2006 effective tax rate of 34.5%.